Exhibit 10.14

FORM OF PURCHASE AND SALE AGREEMENT

This FORM OF PURCHASE AND SALE AGREEMENT (this “Agreement”) is made effective as of the Effective Date (defined below), by and between [    ], a [    ] (“Seller”), and [    ], a [    ], or its assigns (“Buyer”).

1.                                      AGREEMENT OF SALE.  Subject to the terms and conditions contained in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property described herein.

2.                                      PROPERTY.  The “Property” means all assets used in connection with the operation of the [    ] unit, [    ] +/- net rentable square foot self-storage business, commonly known as [    ], and located at [    ] (the “Business”), including without limitation:

(1)                                 the land described on Exhibit A, attached hereto, together with all improvements located thereon, all fixtures attached thereto, and all easements and other rights appurtenant thereto (collectively, the “Real Estate”);

(2)                                 the lessor’s interest in all leases of self-storage units and all rents and deposits related thereto (the “Self Storage Leases”);

(3)                                 the lessor’s interest in all other (non-storage) leases and all rents and deposits related thereto (the “Other Leases”);

(4)                                 all licenses, permits and approvals necessary for the ownership or the operation of the Business or the Property (the “Permits”);

(5)                                 all service, maintenance, management, employment, collective bargaining and other agreements associated with the Business or the Property (the “Contracts”);

(6)                                 all furniture, equipment, inventory and other tangible personal property used in connection with the Business or the Property (the “Tangible Personal Property”);

(7)                                 all intangible personal property used in connection with the Business, including all intellectual property, going concern value, goodwill, telephone, telecopy, and e-mail addresses, websites and all trade names and trademarks (the “Intangibles”);

(8)                                 all warranties and guarantees for the Real Estate and Tangible Personal Property (the “Warranties”); and

(9)                                 all tenant files (including correspondence in Seller’s possession), electronic databases of tenants and history, studies, reports, data and records related to the ownership or operation of the Business or the Property, including client and customer lists, service and warranty records, and advertising materials (the “Records), except for those assets listed on Schedule 2 attached hereto (the “Excluded Assets”).

3.                                      PURCHASE PRICE Total Purchase Price (“Purchase Price”) shall be $[    ].

4.                                      DATES AND DEADLINES

Event	Date or Deadline
Seller’s Property Disclosure Deadline	[ ] days after Effective Date
Property Documents	[ ] business days after Effective Date
Inspection Period	[ ] days after the Effective Date
Closing Date	[ ] days after the Inspection Period
Possession Date	At Closing

5.                                      [Intentionally Deleted].

6.                                      EARNEST MONEY.  Buyer shall deposit [    ] Dollars ($[    ].00) with the Title Company (as defined in Section 7(a)), as earnest money (“Earnest Money”), within three (3) business days after the Effective Date.  Title Company shall agree to act as escrow holder pursuant to this Agreement and any general instructions as they may reasonably require which the parties agree to execute as soon as reasonably possible following any request by the Title Company.  If this Agreement is terminated prior to the Closing Date for reasons other than an event of default under Section 16, any fees charged by the Title Company to act as escrow holder shall be split equally by the parties.  The Earnest Money shall be deposited in an interest bearing account in a federally insured financial institution chosen by the Title Company and any interest shall be credited to Buyer. If any provision of this Agreement which is to be satisfied by Seller before the Closing Date is not satisfied prior to the Closing Date, then Buyer may terminate this Agreement by written notice to Seller and the Title Company, at which time all Earnest Money paid under this Agreement shall be returned to Buyer in accordance with Section 16 of this Agreement.  If this Agreement is not terminated prior to the Closing Date, the Earnest Money will be applied to the Purchase Price at Closing.

7.                                      TITLE INSURANCE AND SURVEY

(a)                                 Buyer, at Seller’s sole cost and expense, shall obtain an Owner’s Policy of Title Insurance (“Title Policy”) issued by First American Title Insurance Company (as coordinated from its Denver office, the “Title Company”) for the Real Estate, dated the Closing Date, and insuring Buyer against loss under the provisions of the Title Policy, subject only to those title exceptions permitted by this Agreement, or as may be approved by Buyer in writing.  The Title Commitment (as defined below) shall commit to delete or insure over the standard exceptions which relate to:

(1)                                 Parties in possession;

(2)                                 Unrecorded easements;

(3)                                 Survey matters;

(4)                                 Any unrecorded mechanics’ liens;

(5)                                 Gap period (effective date of Title Commitment to the date the deed is recorded);

(6)                                 Unpaid taxes, assessments and unredeemed tax sales prior to the year of Closing; and

(7)                                 Assessments for the year of Closing.

The premium to obtain this coverage shall be paid by Seller.

(b) Within [    ] ([    ]) days after Effective Date, Seller shall provide Buyer (a) copies of any existing owner’s policy of title insurance, title commitments and/or abstracts in Seller’s possession, and (b) copies of any surveys of the Real Estate in Seller’s possession.  Buyer shall cause the Title Company to issue a commitment for Title Insurance (“Title Commitment”), including copies of recorded documents evidencing title exceptions.  Buyer may employ a Registered Professional Land Surveyor to prepare an update of any existing survey of the Real Estate provided by Seller hereunder or a new ALTA Survey Plat (“Survey,” and together with the Title Commitment, the “Title Documents”), at Buyer’s expense, for the Real Estate dated after the Effective Date of this Agreement.

(c)  On or before the expiration of the Inspection Period, Buyer shall notify Seller in writing (the “Title Notice”) of either its approval of the Title Documents, or in the event that any title defect or matter appears in the Title Documents that is unacceptable to Buyer (“Title Defect”), its objection to such Title Defects, which approval or disapproval shall be in Buyer’s sole and absolute discretion.  If Buyer disapproves of any matter affecting title to the Real Estate, Seller shall have until 5:00 P.M. on the day that is seven (7) days after Seller’s receipt of the Title Notice to notify Buyer in writing of its election, which shall be in Seller’s sole and absolute discretion, to (1) cure or eliminate any one or more of the Title Defects prior to the Closing, or (2) not cure or eliminate the Title Defects.  If Seller elects to cure or eliminate any of the Title Defects, it shall have until one (1) day prior to Closing to cure or eliminate the same.  In the event that Seller elects not to cure or eliminate the Title Defects to the satisfaction of Buyer, or is unable to cure or eliminate the Title Defects to the satisfaction of Buyer, Buyer may: (1) terminate this Agreement by delivering written notice to Seller, or (2) accept such title as Seller can deliver.  Seller’s failure to timely respond to Buyer’s Title Notice objecting to any Title Defects shall conclusively be deemed to be Seller’s election to not cure or eliminate Title Defects.  Notwithstanding any of the foregoing, Seller, at its sole cost and expense, shall at Closing (but shall not be obligated prior thereto), remove of record all monetary and financing liens and encumbrances affecting the Property caused by Seller and, if necessary, Seller shall deliver to the Title Company prior to Closing additional funds necessary to clear title to the Property of such monetary and financing liens and encumbrances caused by Seller; provided, however, that if Seller is unable to deliver clear title to the Property due to any monetary and financing liens and encumbrances affecting the Property caused by third parties that Seller is unable or unwilling to resolve as of Closing, Buyer shall have the right to terminate this Agreement.  In the event of termination pursuant to this Section 7(c), the parties shall have no further rights or obligations hereunder (except for those obligations which this Agreement expressly provides shall survive such termination), and the Earnest Money shall be returned to the Buyer, less one half of any charge by the Title Company to act as escrow holder, and less the sum of $100.00 to be retained by Seller as independent consideration for Buyer’s right to terminate under this Section 7(c).  Any exceptions remaining after the cure and/or waiver provisions set forth in this Section 7(c) shall be “Permitted Exceptions.”

8.                                      INSPECTION AND FEASIBILITY STUDIES; SELLER DELIVERIES

(a)                                 INSPECTION.  Within [    ] ([    ]) days after the Effective Date, (“Inspection Period”), Buyer may complete or cause to be completed, at Buyer’s expense, inspections of the Property (including all improvements and fixtures) by inspectors of Buyer’s choice. Inspections may include, but are not limited to:

(1)                                 Physical property inspections including, but not limited to, structural pest control, mechanical, structural, electrical, or plumbing inspections;

(2)                                 Economic feasibility studies;

(3)                                 Any type of environmental assessment or engineering study including the performance of tests such as soils tests, air sampling, or paint sampling; and

(4)                                 Compliance inspections to determine compliance with zoning ordinances, restrictions, building codes, and statutes (e.g., ADA, OSHA, and others).

Seller shall permit Buyer and Buyer’s inspectors to access the Property at all reasonable times. If Buyer determines, in Buyer’s sole subjective discretion, that the Property is not suitable for any reason for Buyer’s intended use or is not in satisfactory condition, then Buyer may terminate this Agreement by providing written notice of termination to Seller on or prior to the Inspection Period, and in that event, the Earnest Money shall be refunded to Buyer less one-half of any charge by the Title Company to act as escrow holder, and less the sum of $100.00 to be retained by Seller as independent consideration for Buyer’s right to terminate under this Section 8(a). If Buyer does not terminate this Agreement prior to the Inspection Period, then any objections with respect to the Buyer’s inspections, studies and assessments under this Section 8(a) shall be deemed waived by Buyer. If this Agreement is terminated pursuant to Sections 6, 7(c), 8, or 12 or does not close through no fault of Seller, then Buyer shall restore the Property to substantially its original condition existing prior to such inspections, if materially altered by Buyer or Buyer’s inspectors. Buyer shall not permit any mechanic’s or materialmen’s liens to be filed against the Property and hereby indemnifies and holds Seller harmless from and against any liability, damage, expense or cost which may be incurred by Seller in connection with any material alteration or damage to the Property all of which Buyer is obligated to restore or repair, and any mechanic’s or materialmen’s liens which may be filed against the Property as a result of Buyer or its representatives inspection hereunder; provided, however, that Buyer’s indemnity obligations hereunder shall not include coverage for any claims related to any latent conditions or hazardous or toxic substances not caused by Buyer. This indemnity shall specifically include reasonable attorneys’ fees and any costs incurred by the Seller to enforce this indemnity and shall survive the expiration or earlier termination of this Agreement.

(b)                                 SELLER’S PROPERTY DISCLOSURE.  Within [    ] ([    ]) days after the Effective Date, Seller shall deliver to Buyer a written description of any improvements or systems serving the Property which, to the best of Seller’s Knowledge, are not in good working order and/or are in need of maintenance or repair.  For purposes of this Agreement, “Seller’s Knowledge” means the actual or imputed knowledge of [    ], who is familiar with all aspects of the Property and the Business.

(c)                                  DELIVERY OF DOCUMENTS.  Within [    ] ([    ]) business days after the Effective Date, Seller shall deliver to Buyer the following Property documents:

(1)                                 A current rent roll of all Self Storage Leases and Other Leases (collectively, the “Leases”) certified by Seller to be true and correct (the “Rent Roll”); Seller shall furnish such updated Rent Rolls to Buyer within 10 days of the end of each month which passes between the Effective Date and the Closing Date. Seller shall also furnish a copy of Seller’s standard form of Self Storage Lease used for its tenants;

(2)                                 A copy of Seller’s income and expense statements (“Financial Statements”) for the Business covering the period beginning three years prior to the Effective Date, including monthly statements for the 12 month period, immediately preceding the Effective Date. Thereafter, Seller shall furnish such updated monthly financial statements within 15 days of the end of each month which passes between the Effective Date and the Closing Date;

(3)                                 Copies of all monthly bank statements relating to the Business for 12 months preceding the Effective Date;

(4)                                 Copies of all prior and current property tax notifications for the Property during the twelve (12) months preceding the Effective Date;

(5)                                 A report showing monthly Property occupancy for 36 months preceding the Effective Date;

(6)                                 Copies of all operating budgets and capital budgets for the Business and the Property for the period beginning three years prior to the Effective Date;

(7)                                 Copies of all Other Leases (including any modifications, supplements, or amendments to such leases);

(8)                                 [Intentionally Deleted];

(9)                                 A current inventory of all Tangible Personal Property;

(10)                          A current inventory of all Intangibles;

(11)                          Copies of all Contracts, which Contracts Buyer must notify Seller in writing on or before the Inspection Period of its election to assume, or Seller shall terminate such Contracts prior to Closing.  Seller shall indemnify Buyer for all costs incurred by Buyer as a result of Seller’s failure to terminate those Contracts which are not assumed by Buyer;

(12)                          Copies of all Warranties and Permits;

(13)                          Copies of all surveys, plans, specifications, structural diagrams, working, design and “as-built” drawings, utilities drawings, engineering reports, appraisals, and all other similar records pertaining to the Property;

(14)                          Copies of all bills for utilities for the preceding one (1) year period prior to the Effective Date and major capital expenditures/improvements for the preceding two (2) year period prior to the Effective Date, including but not limited to gas, electric, water and sewer, garbage removal, insurance, heating repair, roofing repair, plumbing repair, and/or electrical repair;

(15)                          Copies of all previous environmental or soils assessments, reports, studies, or analyses affecting the Property (the “Environmental Reports”);

(16)                          Copies of all unrecorded instruments in Seller’s possession or custody that either do or may affect title to the Property;

(17)                          All development agreements and plans, zoning agreements and plans, PUD agreements and plans, or other agreements with any governmental authority affecting or restricting the further development of the Property;

(18)                          All certificates of occupancy affecting the Property;

(19)                          Copies of documents relating to any pending litigation, arbitration or administration proceeding related to the Business or the Property;

(20)                          Copies of any Americans With Disabilities Act (ADA) compliance studies concerning the Property;

(21)                          Seller shall make available to Buyer for inspection and review at Seller’s location ([    ]) Tenant files, including all correspondence;

(22)                          A complete and detailed schedule of improvement work that Seller is obligated to complete for the benefit of tenants leasing space on the Property, but has not yet completed (“Tenant Improvement Work”); copies of all Agreements entered into by Seller in connection with such Tenant Improvement Work; and a complete and detailed schedule of all capital improvement work in progress on the date of delivery of such schedule;

(23)                          A letter from the applicable zoning authority confirming the zoning status of the Property under applicable zoning regulations;

(24)                          A copy of Seller’s Federal and State income tax returns (not including Schedules K-1) for the three (3) years preceding the Effective Date;

(25)                          Copies of the most recent inspection reports for any boilers, elevators and fire systems pertaining to the Property;

(26)                          All available schedules concerning any of the equipment, machinery, mechanical systems or other items on which periodic maintenance is required or has been performed, and a list of all such maintenance work performed, including the date performed and a description of the work for the past 36 months;

(27)                          Certificates or other evidence documenting existing insurance policies held by Seller on or affecting the Property;

(28)                          Copies of all recorded notices and loan documents affecting the Property; and

(29)                          All other Records (Seller may satisfy by making available to Buyer for inspection and review at the location of such Records).

(d)                                 DELIVERY OF CUSTOMER DATA.  Within ninety (90) days after the Effective Date, Seller shall deliver to Buyer an Excel spreadsheet of data containing data fields similar to those listed on Schedule 8(d).  Buyer and Seller will coordinate to establish prior to the expiration of the Inspection Period the final data fields and format to be approved by Buyer in Buyer’s sole discretion (such data with the approved fields and format, the “Customer Data”). Seller shall pay any cost required to convert data on Seller’s systems into Customer Data.

9.                                      BROKER REPRESENTATION AND FEES.                                        Neither party has retained a broker to represent itself in the sale contemplated by this Agreement other than [    ], retained by Seller.  To the extent either party has retained a broker, then said party shall be responsible for paying the fees or commissions of any broker retained by that party and shall indemnify the other party for all costs incurred, including reasonable attorneys’ fees, in connection with the cost of such representation.

10.                               CLOSING AND POST CLOSING

(a)                                 CLOSING DATE.  The closing of this Agreement (“Closing”) shall be on or before the date [    ] ([    ]) days after the Inspection Period (the “Closing Date”); time being of the essence, provided, however, in the event the Closing Date should fall on a Friday, Saturday, Sunday, Monday, or National Holiday, the Closing Date shall be on the following Tuesday, Wednesday, or Thursday.  If all other conditions of this Agreement have been satisfied, Buyer may designate an earlier Closing Date upon ten (10) days’ written notice from Buyer to Seller. If either party fails to close this sale by the Closing Date, as may be extended pursuant to Section 12(h), then the non-defaulting party shall be entitled to exercise the remedies contained in Section 16.

(b)                                 SELLER DELIVERIES.  On or before the Closing Date, Seller shall deliver to the Title Company (unless otherwise specified herein):

(1)                                 Deed.  A Warranty Deed satisfactory to Buyer’s counsel conveying good, marketable and insurable fee simple title to the Real Estate, in the form attached hereto as Exhibit B, duly executed and acknowledged by Seller;

(2)                                 Bill of Sale.  A Bill of Sale and Assignment conveying title to any Tangible Personal Property and Intangibles substantially in the form attached hereto as Exhibit C (the “Bill of Sale”) duly executed by Seller;

(3)                                 Assignment of Leases.  Two (2) counterpart originals of an assignment of all Self Storage Leases and Other Leases substantially in the form attached hereto as Exhibit D (the “Assignment of Leases”) duly executed by Seller;

(4)                                 General Assignment.  To the extent assignable, two (2) counterpart originals of an assignment of all Contracts that Buyer has elected to assume and all Permits, Warranties, and Records substantially in the form attached hereto as Exhibit E (the “General Assignment”) duly executed by Seller;

(5)                                 Rent Roll.  The Rent Roll of the Property certified by Seller to be true, correct, and complete as of the Closing Date;

(6)                                 Customer Data.  The Customer Data certified by Seller to be true, correct, and complete as of the Closing Date;

(7)                                 Keys.  All keys and passes to the Property in the possession of Seller;

(8)                                 Leases, Contracts, and Other Documents.  To the extent available, originals, otherwise copies, of, all Leases, Contracts that Buyer is assuming, documents evidencing Intangibles, Permits, Warranties, and Records, all of which may be delivered by leaving each at the Real Estate;

(9)                                 Non-Foreign Affidavit. A FIRPTA duly executed by Seller;

(10)                          Title Matters.  Such other documents of conveyance and assignment, agreements, certificates, and investments executed by Seller as shall be reasonably required by the Title Company in order to consummate the transactions contemplated under this Agreement;

(11)                          Closing Certificate.  A certificate from Seller stating that the representations and warranties of Seller contained in this Agreement remain accurate as of the Closing Date except as to the extent, if any, previously disclosed in writing to Buyer; and

(12)                          Settlement Statement. A settlement statement prepared by the Title Company and approved by Seller prior to Closing, which approval shall not be unreasonably delayed, conditioned or withheld.

Failure to deliver any of the foregoing at Closing shall constitute a default by Seller under this Agreement. Buyer may waive Seller’s compliance with any of the foregoing items in writing.

(c)                                  BUYER’S DELIVERIES.  On or before the Closing Date, Buyer shall deliver to the Title Company:

(1)                                 Purchase Price.  The balance of the Purchase Price subject to the prorations and adjustments described in Section 14.  The Earnest Money will be applied to the Purchase Price at Closing;

(2)                                 Assignment of Leases.  Two (2) counterpart originals of Assignment of Leases duly executed by Buyer;

(3)                                 General Assignment.  Two (2) counterpart originals of General Assignment duly executed by Buyer; and

(4)                                 Settlement Statement. A settlement statement prepared by the Title Company and approved by Buyer prior to Closing, which approval shall not be unreasonably delayed, conditioned or withheld.

(d)                                 CONDITIONS TO OBLIGATION OF SELLER TO CLOSE.  The obligation of Seller to effect the closing of the transactions contemplated herein is subject to the satisfaction (or waiver by Seller) of each of the following conditions:

(1)                                 Accuracy of Representations and Warranties.  Each representation and warranty of Buyer in Section 12(e) will have been true and correct in all material respects as of the Effective Date and will be true and correct in all material respects as of the Closing Date as if made on the Closing Date;

(2)                                 Observance and Performance.  Buyer will have performed, in all material respects, all covenants and agreements required by this Agreement to be performed by Buyer on or before the Closing Date.

(e)                                  CONDITIONS TO OBLIGATION OF BUYER TO CLOSE.  The obligation of Buyer to effect the closing of the transactions contemplated herein is subject to the satisfaction (or waiver by Buyer) of each of the following conditions:

(1)                                 Accuracy of Representations and Warranties.  Each representation and warranty of Seller in Section 12(d) will have been true and correct in all material respects as of the Effective Date and will be true and correct in all material respects as of the Closing Date, as if made on the Closing Date;

(2)                                 Observance and Performance.  Seller will have performed, in all material respects, all covenants and agreements required by this Agreement to be performed by Seller on or before the Closing Date;

(3)                                 No Material Adverse Change.  Since the date of this Agreement, there will not have been any material adverse change to the Business or the Property;

(4)                                 Authorization.  This Agreement and the transactions contemplated hereby will have been authorized by the board of National Storage Affiliates, LLC or persons authorized by the board of National Storage Affiliates, LLC on or before the expiration of the Inspection Period; and

(5)                                 Title Policy.  Title Company shall be irrevocably and unconditionally committed to issue the Title Policy at Closing.

11.                               POSSESSION.  Seller shall deliver possession of the Property to Buyer on the Closing Date in its present condition, ordinary wear and tear excepted, subject to the rights of tenants in possession under existing written Leases with Seller which have been assumed by Buyer.  If Seller fails to deliver possession of the Property on the Closing Date, then Seller shall be subject to eviction and shall additionally be liable to Buyer for the payment of $4,000.00 per day from the Closing Date.

12.                               SPECIAL PROVISIONS

(a)                                 SUBSEQUENT DEFECTS.  “Subsequent Defect” shall mean any encumbrance, encroachment, defect in or other matter affecting title that is not one of the Permitted Exceptions described in Section 7, and (1) of which Buyer and Seller are notified by the Title Company after the Inspection Period and prior to Closing (by endorsement to the Title Commitment or otherwise); or (2) which is discovered by Buyer, and of which Buyer notifies Seller, prior to the Closing. If Seller shall be so notified of a Subsequent Defect, Seller shall use such efforts and shall expend such amount as it may, in its sole judgment, deem appropriate to remove or cure the Subsequent Defect prior to Closing. Except as provided in the last sentence of this subsection, Seller shall have no obligation to cure or attempt to cure any Subsequent Defect. If Seller does not or is unable to so remove or cure all Subsequent Defects prior to Closing Date, then Buyer may only either (i) waive all such uncured Subsequent Defects and accept such title as Seller is able to convey as of Closing with a mutually acceptable abatement of the Purchase Price, if any; or (ii) terminate this Agreement, whereupon the Title Company shall return the Earnest Money Deposit to Buyer, and Seller and Buyer shall be relieved of any further obligations hereunder, except for any provision hereof which expressly survives termination. Notwithstanding the foregoing, (A) if a Subsequent Defect is a mortgage, deed of trust, financing statement, collateral assignment of leases or similar monetary encumbrance voluntarily placed against the Property by Seller, or if a Subsequent Defect is a judgment, attachment, tax lien or similar involuntary lien against Seller’s interest in the Property, then in either such case Seller shall be obligated to discharge the same of record or bond over at or prior to Closing; and (B) if a Subsequent Defect constitutes a mechanic’s lien against Seller’s interest in the Property resulting from work contracted for by Seller, Seller shall be obligated to pay the underlying obligation and discharge the lien of record at or prior to Closing or, if Seller wishes to contest the mechanic’s lien, Seller shall (I) cause such mechanic’s lien to be bonded over and released of record pursuant to applicable law, or (II) provide through the Title Company affirmative title protection as to such mechanic’s lien, or (III) otherwise provide Buyer with a mutually satisfactory form of security to assure payment of such mechanic’s lien (upon the failure of which the Title Company is hereby instructed to apply from the closing proceeds that would otherwise be payable to Seller the total amount necessary to discharge the same from record).

(b)                                 CONDUCT PENDING CLOSING.  Subsequent to the execution of this Agreement by Buyer, and pending closing of title and/or Buyer’s earlier cancellation, or default, Seller: (1) shall not execute or modify any Leases, or extensions or renewals of Leases other than month-to-month Leases in the ordinary course of business, without the prior written consent of Buyer, except as required by the terms of the Leases currently in effect; (2) shall not execute or modify any Contracts, Permits or Warranties, or extensions or renewals of Contracts, Permits or Warranties, without the prior written consent of Buyer, except as required by the terms of the Contracts, Permits or Warranties currently in effect; (3) shall make no material changes in the physical condition of the Property without the prior written consent of Buyer; (4) shall not modify the Intangibles in any material respect; (5) shall maintain any insurance coverage relating to the Property that is currently maintained by Seller, in the amounts and coverages currently in effect; (6) shall not dispose of any interest in the Property and shall not mortgage, pledge, or subject to lien or other encumbrances any interest in the Property; (7) shall not seek or consent to any zoning or other change affecting the use of the Real Estate or seek or consent to any re-platting of the Real Estate or any amendment of the existing plat; (8) shall pay, prior to delinquency, all property taxes, insurance premiums, utility charges and other obligations which become due and payable with respect to the Property or the Business; (9) shall promptly advise

Buyer of the commencement of any litigation by or against Seller pertaining to the Property; (10) shall manage the Property in substantially the same manner in which it was managed prior to the Seller’s execution of this Agreement; (11) shall not remove any material Tangible Personal Property used in the operation of the Property or Business unless same is replaced by similar Tangible Personal Property of same or better quality and condition; and (12) provide Buyer written notice of any change in fact that make the representations in Section 12(d) untrue.

(c)                                  SELLER’S POST-CLOSING OBLIGATIONS.  Subsequent to Closing, Seller will:

(1)                                 Accounting books and records.  Retain all Financial Statements and other financial records for the Business and Property for three (3) years after Closing and permit Buyer and its representatives to inspect the same upon reasonable prior notice; and

(2)                                 Management Representation Letter.  Upon Buyer’s request, execute and deliver to Buyer or as Buyer directs, a management representation letter, in such terms as Buyer or its auditors reasonably request, in connection with an audit of the Property and Business.

(d)                                 SELLER’S REPRESENTATIONS AND WARRANTIES.  Seller hereby warrants and represents the following to Buyer, and acknowledges that execution of this Agreement by Buyer has been made, and the purchase by Buyer of the Property from Seller will be made, in material reliance by Buyer on such representations and warranties:

(1)                                 Organization and Good Standing. Seller (a) is a duly organized and validly existing [    ] and is in good standing under the laws of [    ] and is qualified to do business in [    ] and any state in which it does business; and (b) has full power and authority to own and lease the Property, as applicable, and conduct the Business.

(2)                                 Requisite Action.  All requisite actions and approvals have been taken or obtained by Seller in connection with the entering into this Agreement, the execution and delivery of the instruments and documents referenced herein, and the consummation of the transaction contemplated hereby.

(3)                                 Authority.  The individuals executing this Agreement and the instruments and documents referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions of this Agreement and of such instruments and documents.

(4)                                 True and Correct.  All Property documents provided to Buyer by Seller pursuant to Section 8(c), or as otherwise required pursuant to this Agreement, are true and complete copies and were correct in all material respects as of the day prepared.

(5)                                 No Default.  The execution and delivery of, and the performance by Seller of its obligations under, this Agreement do not and will not (a) contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, (b) contravene or conflict with Seller’s organizational documents, (c) result in the breach of any of the terms or provisions of, or constitute a default under, any agreement or other instrument to which Seller is a party or by which it or any portion of the Property may be bound or affected or (d) result in the creation of any lien or other encumbrance on any asset of Seller.

(6)                                 Validity.  This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are (or will be) duly executed by and binding upon Seller, enforceable against Seller in accordance with their terms.

(7)                                 Consents. No consent or approval by, notification to or filing with any person is required in connection with Seller’s execution, delivery or performance of this Agreement or Seller’s consummation of the transactions contemplated herein or therein.

(8)                                 Foreign Person.  Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended.

(9)                                 Financial Statements and Records.  The Financial Statements (a) were prepared in accordance with, and are consistent with, the books, records and tax returns of Seller and (b) fairly present, in all material respects, the assets, liabilities and financial condition of Seller at their respective dates and the results of operations of Seller for the respective periods covered thereby.

(10)                          Undisclosed Liabilities.  Seller has no liabilities except (a) those disclosed in the Financial Statements; and (b) as shall arise in the ordinary course of business between the Effective Date and the Closing.

(11)                          Litigation; Investigations.  There are no pending, or to the best of Seller’s Knowledge threatened or contemplated, litigation, investigation, arbitration, condemnation or other proceedings of any kind affecting the Seller or any of the Property, and no unsatisfied judgment or decrees have been entered against Seller which have affected or will affect the Property (collectively, “Claims”).  Seller agrees to indemnify and hold Buyer harmless from and against all costs or other damages incurred by Buyer as a result of such Claims.

(12)                          Condemnation.  Seller has not received notice of any condemnation or eminent domain proceedings either pending or threatened against the whole or any part of the Property.

(13)                          Encroachment.  To the best of Seller’s Knowledge, all Improvements and all parking, access driveways and walkways used in connection with the Property are located entirely within the boundary lines of the Property.

(14)                          Compliance.  To the best of Seller’s Knowledge, (a) the Property conforms with all applicable codes and ordinances and all restrictive covenants or other matters affecting title to the Property as of the Effective Date, (b) the existing use will not be terminated or restricted by reason of the transfer of the Property to Buyer, and (c) the Property and the current operation of the Business comply in all material respects with all applicable legal requirements.

(15)                          Real Estate Taxes.  To the best of Seller’s Knowledge, there are no intended public improvements that would result in any charge or special assessments being levied against the Property, and no special assessments or charges will be levied against the Property or will result from work, activities, or improvements done to the Property by Seller or on Seller’s behalf.

(16)                          Other Taxes.  Seller has properly prepared and timely filed all returns for all any federal, state, local or foreign income, property, sales, use, transfer, registration, or similar tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto that were required to be filed by it, and no extensions are currently in effect.

(17)                          The Property.  Seller has good and marketable title to the Property, subject to any liens, charges, encumbrances, claims, conditions, or restrictions of any kind of record on the Effective Date.  There are no outstanding options or rights of first refusal to purchase the Property or any portion thereof or any interest therein.  The Property includes all assets and rights legally and physically required to operate the Business as presently operated.

(18)                          Utilities.  The Property and the Improvements are served by public utility services, which services are adequate for the Property’s present use and operation, and to the best of Seller’s Knowledge, in good working order and in accordance with all applicable laws, ordinances, rules and regulations. Seller is not aware of any fact or condition that exists which would result in the termination or impairment in the utility services furnished to the Property.

(19)                          Soil Condition.  To the best of Seller’s Knowledge, there are no defects or conditions of the soil that will impair the present use and operation of the Property.

(20)                          Leases.  There are no Other Leases other than as disclosed on Schedule 12(d)(20) attached hereto and made a part hereof, and Seller will deliver to Buyer true, correct and complete copies and originals thereof in accordance with this Agreement.  Each Lease is in full force and effect and there are no defaults or events that with notice or lapse of time or both which constitute a default by Seller or the tenant under such Leases (except as set forth in the Rent Roll).  Except as reflected in the Leases, there are no tenant finish costs, brokerage commissions or other leasing costs payable in connection with any renewal or expansion of the Leases after Closing.  Except as disclosed by Seller to Buyer in writing, no rent under any Self Storage Lease or Other Lease has been collected in advance of the current month.

(21)                          Contracts. There are no Contracts other than as disclosed on Schedule 12(d)(21) attached hereto and made a part hereof, and Seller will deliver to Buyer true, correct and complete copies, and originals, thereof in accordance with this Agreement.  Each Contract is in full force and effect and there are no defaults or events that with notice or lapse of time or both which constitute a default by Seller under such Contract.  Except as reflected in the Contracts, there are no costs payable in connection with any renewal of the Contracts after Closing.

(22)                          Warranties and Permits.  All Warranties and Permits are in full force and effect as of the Closing.

(23)                          Ground Leases.  There are no ground leases pursuant to which Seller occupies any portion of the Real Estate.

(24)                          Environmental Matters.

(a)                                 To the best of Seller’s Knowledge, and except as set forth in the Environmental Reports, the Property (including the underlying groundwater and areas leased to tenants), its use and operation, are currently in compliance with all Environmental Laws (hereinafter defined).  In the event of actual notice to the contrary after the date of this Agreement, Seller will immediately notify Buyer in writing of such notice and the specific details thereof. To the best of Seller’s Knowledge, all governmental permits relating to the use and/or operation of the Property required by applicable Environmental Laws are and will, to and including the Closing Date, remain in effect, and Seller and the Property are in compliance with such permits.

(b)                                 To the best of Seller’s Knowledge, and except as set forth in the Environmental Reports, no release, generation, manufacture, storage, treatment, transportation or disposal of any Hazardous Material (hereinafter defined) has occurred on, in, under (including the underlying groundwater) or from the Property or any parcels or real estate adjacent to the Property. There are: (1) no Hazardous Materials on, in or under the Property (including the underlying groundwater) or any parcels of real estate adjacent to the Property; (2) no environmental, health or safety hazards that pertain to any of the Property or the Business; and (3) no underground storage tanks present on or under the Property.

(c)                                  Except as set forth in the Environmental Reports, there are no pending, and Seller has not received notice of any threatened: (1) requests for information, actions or proceedings from any governmental agency or any other person or entity regarding the condition or use of the Property, or the disposal or presence of Hazardous Material, or regarding any Environmental Law; or (2) liens or governmental actions, notices of violations, notices of noncompliance or other proceedings of any kind with respect to the Property or the Business.

(d)                                 “Hazardous Materials” means asbestos, explosives, radioactive materials, hazardous waste, hazardous substances, or hazardous materials including, without limitation, substances defined as “hazardous substances” in the Comprehensive Environmental Response Compensation Liability Act of 1980, as amended, 42 U.S.C. ‘‘ 9601-9657 (“CERCLA”); the Hazardous Material Transportation Act of 1975, 49 U.S.C. ‘‘ 1801-1812; the Resource Conservation Recovery Acts of 1976, 42 U.S.C. ‘‘ 6901-6987; the Occupational Safety And Health Act of 1970, 29 U.S.C. ‘‘ 651, et seq.; or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning hazardous materials, wastes, or substances now or at any time hereinafter in effect (collectively, “Environmental Laws”).

(25)                          Development Rights.  Seller has not sold, transferred, conveyed, or entered into any agreement regarding “air rights,” utility service rights, parking covenants or entitlement, waste or waste water capacity or other development rights or restrictions relating to the Property.

(26)                          Access, Flood Plain.  The Real Estate has legal and physical access to a public road sufficient for the Title Company to insure access, and the Real Estate is not located in a flood plain.

(27)                          Customer Data.  The Customer Data is correct as of Closing.

(e)                                  BUYER’S REPRESENTATIONS AND WARRANTIES.  Buyer hereby warrants and represents the following to Seller. Buyer acknowledges that the execution of this Agreement by Seller has been made, and sale by Seller of the Property to Buyer will be made, in material reliance by Seller on such representations and warranties.

(1)                                 Requisite Action.  All requisite actions and approvals have been taken or obtained by Buyer in connection with entering, performing, and consummating this Agreement.

(2)                                 Authority.  The individuals executing this Agreement and the instruments and documents referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions of this Agreement and of such instruments and documents.

(3)                                 Validity.  This Agreement and all agreements, instruments and documents herein provided to be executed, or to be caused to be executed by Buyer, are (or will be) duly executed by and binding upon Buyer, enforceable against Buyer in accordance with their terms.

(f)                                   NEXT BUSINESS DAY.  In the event any date described herein for payment or performance of the provisions hereof falls on a Saturday, Sunday or legal holiday, the time for such payment or performances shall be extended to the next business day.

(g)                                  ASSIGNMENT OF LEASES, RENTS AND PROFITS.  All Self Storage Leases contracted with Seller as of the Closing Date, together with all related accounts receivable for said Self Storage Leases, subject to the requirements of Section 14(a)(4), are assigned by Seller to Buyer simultaneously with, and for the same consideration, as the conveyance to Buyer of the Property under this Agreement.

(h)           EXTENSION OF CLOSING DATE.  On or before the Closing Date, Buyer may postpone the Closing for a one (1) month period by delivering written notice to Seller of such postponed Closing Date and by depositing an additional $50,000 with the Title Company.  The $50,000 deposit shall be deemed Earnest Money and shall be credited against the Purchase Price at Closing.  Thereafter, Buyer may only postpone the Closing with consent of the Seller.

(i)            NO EMPLOYEES.  Seller expressly acknowledges that Buyer shall not be obligated to employ or assume any responsibility for employees of Seller employed at the Property.

13.                               SALES EXPENSES.  To be paid in cash at or prior to Closing:

(a)                                 Seller’s Expenses.  Releases of existing liens, including prepayment penalties and recording fees, if any; release of Seller’s loan liability; tax statements or certificates of Seller; transfer tax; brokerage commission of Seller’s agent; Title Policy Fees; one-half of escrow fees and closing fees; Seller’s attorney fees, if any; fees to format Customer Data, if any; and other expenses accrued by or stipulated to be paid by Seller under other provisions of this Agreement.

(b)                                 Buyer’s Expenses.  All loan fees or expenses (e.g., fees for application, origination, discount, appraisal, assumption, recording, tax service, mortgagee title policies, credit reports, document preparation and the like); all fees incurred in connection with the inspection of the Property by Buyer pursuant to Section 8(a); one-half of escrow fees and closing fees; transfer tax fees; fees for any Registered Professional Land Surveyor to update or prepare a Survey; fees for copies and delivery of any lender’s Title Commitment and related documents; Buyer’s attorney fees; and other expenses accrued by or stipulated to be paid by Buyer under other provisions of this Agreement.

14.                               PRORATIONS AND ESTOPPEL CERTIFICATES

(a)                                 PRORATIONS AND ADJUSTMENTS.  The following items, except as otherwise provided, shall be prorated between Buyer and Seller as of 12:01 a.m. on the calendar date prior to the Closing Date, so that Seller bears all expenses attributable to and has the benefit of all income attributable to the Property through and including the date two calendar days immediately preceding the Closing Date, and shall constitute an adjustment to the cash payment due at Closing on the Closing Date:

(1)                                 All property taxes and assessments which are due and payable for a period up to the Closing Date regardless of whether they have become a lien on the Property shall be paid in full by Seller; and all property taxes and assessments, including but not limited to city, school, and county taxes, shall be prorated and adjusted on a fiscal year basis to the Closing Date.  If the Closing Date shall occur before the real property tax rate or assessed valuation for the then current tax year is fixed, real property taxes shall be prorated on the basis of the most recently available assessment and the most recently available mill levy. If, at the time of the closing of the purchase and sale hereunder, the Property or any part thereof shall be affected by any assessment for a period prior to the Closing Date, then Seller shall pay the same. If any such assessments, including those which are to become due and payable after closing, shall be deemed to be accrued for any period prior to the Closing Date, then they shall be paid and discharged by the Seller in full for that portion accrued prior to the Closing Date.

(2)                                 Water, fuel, sewage, electricity, telephone, and other public utility bills; provided, however, that no prorations will be made for said items or any one of them if in lieu thereof the utility company is able to render a statement to Seller as of the Closing Date and in such event, Seller shall promptly pay such statement when rendered.

(3)                                 Amounts due under all service, maintenance, security, leasing, commission, loan and other Agreements affecting the Property which are assigned to and assumed by Buyer, including Seller’s yellow page advertising, and all other operating expenses applicable to the period prior to the Closing Date which may be paid subsequent to the Closing Date shall be paid by Seller at Closing.

(4)                                 All prepaid tenant rents, percentage rents, vending machine income, and other revenues, including common area maintenance or occupancy charges shall be a credit against the Sales Price in favor of Buyer. All overdue or delinquent rents which are less than thirty-one (31) days past due on the Closing Date shall be paid to Seller by Buyer at Closing.  All overdue and delinquent rents which are thirty-one (31) or more days past due on the Closing Date, and all accounts receivable of the Business, shall belong entirely and become the property of Buyer upon Closing.

(5)                                 All unapplied security deposits and prepaid expenses, if any, along with accrued interest thereon, and any other credit due to tenants shall be credited to Buyer in full and retained by Seller.

(6)                                 Insurance (at Buyer’s option) if a transfer is permitted by the insurance carrier.

(7)                                 Buyer will receive a credit at Closing in the aggregate amount of all amounts if any collected from tenants by Seller for operating expenses and real property taxes validly accrued but not yet paid.

To the extent that the amounts necessary to make the appropriate proration are not known on the Closing Date, the proration will be made based on reasonably estimated amounts, and as soon as possible after closing (but no later than sixty (60) days thereafter), a subsequent adjustment will be made based on the actual amounts, and the party that underpaid on the prorations will make a cash payment to the other party to make up the underpayment. Amounts escrowed with Seller by tenants for operating expenses and real property taxes will be similarly reconciled. Notwithstanding the foregoing, the proration for real property taxes shall be based upon the most recent mill levy and assessment, and the proration shall be final.

(b)                                 ESTOPPEL CERTIFICATES.  On or before the expiration of the Inspection Period, Seller shall deliver to Buyer estoppel certificates signed not earlier than the Effective Date by each non-storage tenant, if any, leasing space in the Property (the “Estoppel Certificates”) stating that, as of the date signed: no default exists under the terms of the lease agreement by either lessor or lessee; the amount of any rental payments made in advance, if any; the amount of any security deposits made, if any; the amount of any offsets against rent, if any; and that the tenant has no defenses against the payment of rent accruing under the terms of the lease agreement. If Seller is unable to deliver the Estoppel Certificates in accordance with the terms of this Section 14(b) without fault by the specified time, then Buyer may: (1) terminate this Agreement and the Earnest Money shall be refunded to Buyer; (2) extend the time for performance up to five (5) days and the Closing Date shall be extended as necessary; or (3) waive Seller’s requirement to deliver the Estoppel Certificates.

15.                               CASUALTY LOSS AND CONDEMNATION

(a)                                 CASUALTY.  If any part of the Property is damaged or destroyed by fire or other casualty loss, then Seller shall restore the Property to its previous condition as soon as reasonably possible, but in any event by the Closing Date. If Seller is unable, in the exercise of reasonable diligence, to complete such restoration by the Closing Date, Buyer may at its sole election: (1) if the cost of such restoration exceeds $25,000.00, terminate this Agreement and the Earnest Money shall be refunded to Buyer; (2) extend the time for restoration and the Closing Date shall be extended as necessary for a period not to exceed 6 months; or (3) proceed with the Closing, accepting the Property in its damaged condition, and either (i) accept an assignment of insurance proceeds (or credit against Purchase Price in the amount of the insurance proceeds if already paid to Seller); or (ii) accept a reduction of the Purchase Price.

(b)                                 CONDEMNATION.  If prior to Closing condemnation proceedings are commenced against any portion of the Property, then Buyer may, at its sole election: (1) terminate this Agreement by written notice to Seller and the Earnest Money shall be refunded to Buyer; or (2) proceed with Closing with no reduction in the Purchase Price provided that all condemnation awards payable to Seller shall be paid (if already received by Seller) or assigned to Buyer at Closing.

16.                               DEFAULT.  If Buyer fails to comply with any provision of this Agreement, then Buyer shall be in default. Seller may, as its exclusive remedy, terminate this Agreement and receive the Earnest Money as liquidated damages, thereby releasing the parties from this Agreement. If Seller is unable to deliver the Estoppel Certificates if any, Seller is obligated to deliver, then Buyer may only either terminate this Agreement and receive the Earnest Money as the sole remedy or extend the time for performance up to five (5) days and the Closing Date shall be accordingly extended as necessary. If Seller fails to comply with any other provision of this Agreement for any other reason, then, except as otherwise provided in Sections 7(c), 12 (a), and or 15(a), Seller shall be in default and Buyer may either (a) enforce specific performance of this Agreement, or (b) terminate this Agreement, and receive back the Earnest Money and recover from Seller all of Buyer’s out-of-pocket costs incurred in connection with this Agreement and Buyer’s inspection of the Property, thereby releasing the parties from this Agreement, except for any provision hereof which expressly survives termination.  Both Seller and Buyer shall have ten (10) days from notice given by the other party to cure any breach claimed by the other party before a default shall arise under this Agreement entitling the non-defaulting party to release of the Earnest Money or any other available remedy.

17.                               INDEMNIFICATION.

(a)                                 INDEMNIFICATION BY SELLER.  Seller will indemnify, defend and hold harmless Buyer from and against damage, loss, fine, interest, penalty, assessment, cost or expense (including reasonable attorneys’ fees or expenses) incurred by Buyer, arising out of, relating to or resulting from, directly or indirectly, any:

(1)                                 Breach of any covenant or agreement of Seller herein;

(2)                                 Breach of any representation or warranty made by Seller herein; or

(3)                                 Claim asserted by a third-party against Buyer arising from the ownership or operation of the Business or the Property prior to the Closing Date.

(b)                             INDEMNIFICATION BY BUYER.  Buyer will indemnify, defend and hold harmless Seller from and against damage, loss, fine, interest, penalty, assessment, cost or expense (including reasonable attorneys’ fees or expenses) incurred by Seller, arising out of, relating to or resulting from, directly or indirectly, any:

(1)                                 Breach of any representation or warranty made by Buyer herein;

(2)                                 Breach of any covenant or agreement of Buyer herein;

(3)                                 Claim asserted by a third-party against Seller arising from the ownership or operation of the Business or the Property after the Closing Date.

18.                               ATTORNEY FEES.  If Buyer or Seller is a prevailing party in any legal proceeding brought under or with relation to this Agreement or this transaction, such party shall be entitled to recover from the non-prevailing party all costs of such proceeding and reasonable attorney fees. Determination of the prevailing party shall be made by the presiding fact-finder of the proceeding.  The provisions of this Section 18 shall survive Closing.

19.                               ESCROW.  If either party makes demand for the payment of the Earnest Money, the Title Company has the right to require from all parties and brokers a written release of liability of the Title Company for disbursement of the Earnest Money. Any refund or disbursement of Earnest Money under this Agreement shall be reduced by the amount of unpaid expenses incurred on behalf of the party receiving the Earnest Money, and the Title Company shall pay the same to the creditors entitled thereto. At Closing, the Earnest Money shall be applied first to any cash down payment, then to Buyer’s closing costs and any excess refunded to Buyer. Demands and notices required by this Section 19 shall be in writing and delivered pursuant to Section 21 below.

20.                               MATERIAL FACTS

(a)                                 Seller shall convey the Property on Closing: (1) in accordance with Section 10(b)(1); (2) free and clear of all taxes except general taxes for the year of Closing, and free and clear of all liens, including any governmental liens for any assessments made prior to the Closing Date, and subject only to the Permitted Exceptions; (3) without any assumed loans in default; and (4) with no parties in possession of any portion of the Property as lessees, tenants at sufferance, or trespassers except tenants under the Leases assumed by Buyer hereunder.

(b)                                 If arising between the Effective Date and the Closing Date, Seller shall immediately disclose in writing to Buyer:  (1) any Lease modifications, amendments, or defaults made subsequent to the date the Leases are furnished to Buyer but prior to Closing; (2) any notified failure by Seller to comply with all of Seller’s obligations under the Leases; (3) any facts or circumstances to the best of Seller’s Knowledge that would constitute a default by Seller under any Lease or entitle any tenant to offsets or damages; (4) any Lease to the best of Seller’s Knowledge in which tenant does not actually occupy the premises leased; (5) if any rent under any Lease has been collected in advance of the current month; (6) if any concessions, bonuses, free rents, rebates, or other matters affect the rental for any tenant; (7) if any of the Leases or rentals or other sums payable under the Leases have been assigned or otherwise encumbered, except as security for loan(s) assumed or taken subject to as provided in this Agreement; and (8) if any tenant under any Lease is in default for non-payment under a Lease with Seller, which defaults can be disclosed in the Rent Rolls required to be provided to Buyer under Section 8(c) of this Agreement.

21.                               NOTICES.  Any notice or other communication required or permitted to be given under this Agreement (“Notices”) shall be in writing and shall be (a) personally delivered; (b) delivered by a reputable overnight courier; (c) delivered by certified mail, return receipt requested and deposited in the U.S. Mail, postage prepaid or (d) delivered by facsimile or e-mail.  Facsimile and e-mail notices shall be deemed valid only to the extent they are actually received by the individual to whom addressed.  Notices shall be deemed received at the earliest of (1) actual receipt in the case of personal delivery or facsimile or electronic transmission; or (2) one (1) business day after deposit with an overnight courier as evidenced by a receipt of deposit; or (3) three (3) business days following deposit in the U.S. Mail, as evidenced by a return receipt.  Notices shall be directed to the parties at their respective addresses shown below, or such other address as either party may, from time to time, specify in writing to the other in the manner described above:

Buyer at:	Seller at:

[ ] [ ] [ ] Attn: [ ] Phone: [ ] Fax: [ ] E-mail: [ ]	[ ] [ ] [ ] Attn: [ ] Phone: [ ] Fax: [ ] E-mail: [ ]

With a copy to:	With a copy to:

Husch Blackwell LLP 1700 Lincoln Street, Suite 4700 Denver, CO 80203-4547 Attn: Kevin H. Kelley Phone: (303) 892-4424 Fax: (303)749-7272 E-mail: Kevin.Kelley@huschblackwell.com	[ ] [ ] [ ] Attn: [ ] Phone: [ ] Fax: [ ] E-mail: [ ]

22.                               FEDERAL TAX REQUIREMENT.  If Seller is a “foreign person”, as defined by applicable law, or if Seller fails to deliver an affidavit that Seller is not a “foreign person”, then Title Company shall withhold from the sales proceeds at Closing an amount sufficient to comply with applicable tax law and deliver the same to the Internal Revenue Service, together with appropriate tax forms. Internal Revenue Service regulations require filing written reports if cash in excess of specified amounts is received in the transaction.

23.                               BINDING AGREEMENT; MODIFICATION; ASSIGNMENT.  This Agreement shall be binding on the parties, their heirs, executors, representatives, successors, and assigns BUT SHALL NOT BE RECORDED. This Agreement contains the entire agreement of the parties and cannot be amended or modified except by written agreement.  Buyer may assign this Agreement to an affiliate without the consent of Seller.  An “affiliate” for purposes of this Section 23 shall mean NSA OP, LP and any legal person controlling, controlled by, or under common control with, NSA OP, LP.  Buyer must obtain the prior written consent of Seller in order to assign this Agreement to any other party, which consent shall not be unreasonably withheld or delayed.  If Buyer assigns this Agreement, Buyer shall be relieved of any future liability under this Agreement only if the assignee assumes in writing all obligations and liability of Buyer under this Agreement.

24.                               TIME.  Time is of the essence in this Agreement. Strict compliance with the times for performance stated in this Agreement is required.

25.                               EFFECTIVE DATE.  The effective date of this Agreement for the purpose of performance of all obligations shall be the date this Agreement is executed by the last signing party (the “Effective Date”), as evidenced below their signatures hereto.

26.                               AGREEMENT AS OFFER.  The execution of this Agreement by the Buyer constitutes an offer to purchase the Property. Unless accepted by the Seller by 5:00 p.m. (in the time zone in which the Property is located) on [    ], 2015 the offer shall lapse and be null and void.

27.                               GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of [    ].

28.                               SEVERABILITY.  If any provision of this Agreement, or the application of this Agreement to any person or circumstances shall in whole or in part be involved or unenforceable, the entire remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

29.                               COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties agree that PDF or facsimile signatures shall be binding as if they were original signatures.

30.                               LIKE-KIND EXCHANGE.  Buyer and Seller agree that, at either party’s election, this transaction shall be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.  The party so electing shall be known as the “Electing Party,” and the other party shall be known as the “Non-Electing Party.”  The parties agree that if either party wishes to make such election, it must do so no less than five (5) business days prior to the Closing Date.  If the Electing Party so elects, the Non-Electing Party shall cooperate with the Electing Party; it being understood, however, that the Non-Electing Party shall not be required to take title to any other property as part of the Section 1031 exchange and the consummation of such exchange shall not result in any extension of the Closing Date (unless otherwise provided herein).  The Electing Party shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall indemnify, defend and hold harmless the Non-Electing Party from and against any and all liability, claims, damages and expenses (but excluding any attorneys’ fees and expenses incurred by the Non-Electing Party in connection with its review of the documents reasonably necessary to effect the Electing Party’s exchange) actually incurred by the Non-Electing Party and arising out of such Section 1031 exchange.

31.                               SURVIVAL.  All provisions of this Agreement (including without limitation, the representations and warranties set forth in this Agreement), shall survive the Closing, and shall not be merged in any closing or closing documents.

32.                               NON-COMPETE.  For the five (5) year period commencing on the Effective Date, Seller or any affiliate of Seller will not develop, construct, or acquire self-storage facilities within a three (3) mile radius of the Property (the “Non-Compete Radius”).  Notwithstanding anything contained to the contrary contained in this Section 32, the provisions of this Section 32 shall not apply to any owned or managed facility or affiliate of Seller within a three (3) mile radius of the Property existing as of Closing.

THIS IS INTENDED TO BE A LEGALLY BINDING AGREEMENT. READ IT CAREFULLY. NO REPRESENTATION OR RECOMMENDATION IS MADE BY BROKER OR ANY PARTY, OR BY THEIR AGENTS OR EMPLOYEES, AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS DOCUMENT OR TRANSACTION. CONSULT YOUR ATTORNEY BEFORE SIGNING.

[signature page follows]

BUYER:		SELLER:

[ ],[ ]		[ ],[ ]

By:		By:
Name:	[ ]	Name:	[ ]
Title:	[ ]	Title:	[ ]
Date:	, 2015	Date:	, 2015

The undersigned hereby guaranties Seller’s indemnification obligations of Section 17(a).

Name:	[ ]
Date:	, 2015

RECEIPT

On the            day of                 , 2015, in regards to the Agreement between [    ], a [    ],as Seller, and [    ], a [    ] as Buyer, [    ], the Title Company, acknowledges receipt of: (a) a copy of this Purchase and Sale Agreement; and (b) Earnest Money in the form of:                                                     , and in the amount of [    ] Dollars ($[    ].00).

Title Company:

[ ]

By:
Name:
Title:

Phone:
Fax:

SCHEDULE 2

EXCLUDED ASSETS

[      ]

SCHEDULE 8(d)

CUSTOMER DATA FIELDS

Unit Number	Alternate Phone
Unit Size (WxD)	Access Code
Width	Drivers License Number
Height	Customer Email
Room Type	Lease Date
Floor	Balance Due
Elevation	Rent Balance
Doors	Fee Balance
Access Zone	Other Balance
Standard Rate	Billing Frequency Quantity
Climate Controlled (Y or N)	Billing Frequency
First Name	Notes
Last Name	Unit
Company	Unit
Address Line 1	Status
Address Line 2	Account Name
City	Move-In
State/Province	Paid Through Date
Zip/Postal Code	Rent Rate
Home Phone	Del. Step
Mobile Phone	Days Late
Fax
altId
Alternate First Name
Alternate Last Name
Alternate Address 1
Alternate Address 2
Alternate City
Alternate State
Alternate Zip/Postal Code

SCHEDULE 12(d)(20)

OTHER LEASES

[      ]

SCHEDULE 12(d)(21)

CONTRACTS

[      ]

EXHIBIT A

DESCRIPTION OF REAL ESTATE

[    ]

EXHIBIT B

FORM OF DEED

[    ]

Exhibit A to Warranty Deed

LEGAL DESCRIPTION OF THE PROPERTY

Exhibit B to Warranty Deed

PERMITTED EXCEPTIONS

EXHIBIT C

FORM OF BILL OF SALE AND ASSIGNMENT

BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT (this “Bill of Sale”) is made as of this      day of                           , 2015 (the “Effective Date”), by [    ], a [    ] (“Seller”), in favor of [    ], a [    ] (“Buyer”).

RECITALS

A.                                    Buyer and Seller are parties to that certain Purchase and Sale Agreement dated as of                             , 2015, by and between Buyer and Seller (as may be amended from time to time, collectively, the “Agreement”), the terms of which are hereby fully incorporated herein.  Any capitalized term used but not defined herein shall have the meaning given to such term in the Agreement.

B.                                    Pursuant to the Agreement, and contemporaneously herewith, Seller is conveying all of its right, title and interest in and to the real property described on Exhibit A attached hereto and made a part hereof (the “Property”).

C.  Pursuant to the Agreement, Seller has agreed to sell, assign, transfer and convey to Buyer, and Buyer agrees to acquire from Seller, all of Seller’s right, title and interest in and to all tangible personal property owned by Seller in connection with Property and the Business.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer all of Seller’s right, title and interest in and to the Personal Property (defined below).

1.                                      Grant.

(a)                                 Seller hereby sells, assigns, transfers, conveys and delivers to Buyer all of Seller’s right, title and interest in and to the personal property used in connection with the operation of the Property and the Business including, without limitation, those certain items of tangible personal property listed on Exhibit B, attached hereto and made a part hereof (collectively, the “Personal Property”), free and clear of all liens and encumbrances.

(b) Seller hereby sells, assigns, transfers, conveys and delivers to Buyer all of all of Seller’s right, title and interest, if any, to the trademark, service mark, trade name and name “[    ]”; all other trademarks, service marks, trade names, names and logos used in connection with the advertising and promotion of the Property or otherwise relating to the Property; and any variations thereof as are necessary for the operation of the Property; all keys, passcodes and security codes necessary for Buyer to have full access to the Property; and any websites and/or domain names pertaining to the Property together with all telephone, telecopy, and e-mail addresses pertaining to the Property and Business and all access and passcodes necessary for Buyer to gain access thereto (“Intangibles”), and including, but not limited to, those certain Intangibles listed on Exhibit C, attached hereto and made a part hereof.

2.                                      Representations and Warranties of Seller.  Seller represents and warrants to Buyer that:  (a) Seller owns all of the Personal Property and Intangibles and has not sold, assigned, conveyed, pledged, encumbered, hypothecated or otherwise transferred any portion of such Personal Property or Intangibles or any interest therein to anyone; and (b) Seller’s interests therein are not subject to any lien, encumbrance, claim, set-off or deduction.

3.                                      Additional Instruments.  Seller agrees that it will, upon request from Buyer, at any time from time to time after the date hereof and without further consideration, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, assignments, transfers, conveyances and assurances deemed by Buyer or its successors or assigns to be necessary or proper to better effect the sale, assignment, transfer, conveyance and delivery of ownership of the Personal Property and Intangibles to Buyer.

4.                                      Successors and Assigns.  This Bill of Sale shall inure to the benefit of Buyer and Buyer’s legal representatives, successors and assigns, and this Bill of Sale shall be binding upon Seller and Seller’s legal representatives, successors and assigns.

5.                                      Counterparts.  This Bill of Sale may be executed in any number of counterparts, including facsimile or electronically scanned counterparts, each of which shall be deemed to be an original and all of which counterparts taken together shall constitute one agreement.

6.                                      Governing Law.  This Bill of Sale shall be governed by the laws of the State of [    ].

[Signature appears on following page]

IN WITNESS WHEREOF, Seller has executed this Bill of Sale to be effective as of the Effective Date.

SELLER:

[ ], a [ ]

By:
Name:
Title:
Date:	, 2015

Exhibit A to Bill of Sale and Assignment

Legal Description of Property

[Attached]

Exhibit B to Bill of Sale and Assignment

Personal Property

[Attached]

Exhibit C to Bill of Sale and Assignment

Intangibles

[Attached]

EXHIBIT D

FORM OF ASSIGNMENT OF LEASES

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT OF AND ASSUMPTION OF LEASES (this “Assignment”) is made to be effective as of                   , 2015 (the “Effective Date”) by and between [    ], a [    ] (“Assignee”), and [    ], a [    ] (“Assignor”).

RECITALS

A.                                    Assignee and Assignor are parties to that certain Purchase and Sale Agreement dated as of                       , 2015, by and between Assignee and Assignor (as may be amended from time to time, collectively, the “Agreement”), the terms of which are hereby fully incorporated herein.  Any capitalized term used but not defined herein shall have the meaning given to such term in the Agreement.

B.                                    Pursuant to the Agreement, and contemporaneously herewith, Assignor is conveying all of its right, title and interest in and to the real property described on Exhibit A attached hereto and made a part hereof (the “Property”) to Assignee.

C.                                    Pursuant to the Agreement, Assignor has agreed to sell, assign, transfer and convey to Assignee, and Assignee has agreed to purchase and acquire from Assignor, all of Assignor’s right, title and interest in and to the Self Storage Leases and the Other Leases (collectively, the “Leases”) pursuant to the terms and conditions of this Assignment.

D.                                    Assignor and the Assignee now desire to execute and deliver this Assignment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the agreements and undertakings of Assignor and Assignee hereinafter set forth, Assignor and Assignees agree as follows:

1.                                      Assignment and Indemnification.  Assignor hereby sells, assigns, transfers and conveys to Assignee, free and clear of all liens, security interests, encumbrances, claims and restrictions of any nature, all of Assignor’s right, title and interest in and to (a) the Self Storage Leases relating to the Property, which Self Storage Leases evidence rentals on a space-by-space basis by individuals, partnerships, corporations, limited liability companies, trusts or other entities for use as storage facilities as set forth on the rent roll attached hereto as Exhibit B (the “Rent Roll”) and (b) the Other Leases as more particularly described on Exhibit C, together with any and all prepaid rents and security deposits reflected therein or held by Assignor under the Leases.  Assignor covenants and agrees to indemnify and hold Assignee harmless from any and all claims, causes of action, liabilities, costs and expenses including, without limitation, reasonable attorneys’ fees, hereafter incurred by Assignee as a result of, or in connection with, the failure by

Assignor to have performed when due any of the obligations of the landlord or lessor under the Leases that first accrued on or prior the Effective Date.

2.                                      Assumption.  Assignee hereby accepts all of Assignor’s right, title, and interest in and to the Leases.  Assignee hereby assumes and agrees to perform when due all of the obligations of landlord or lessor under the Leases first accruing or arising after the Effective Date.

3.                                      Certification.  Assignor hereby certifies and confirms to Assignee that:  (a) true, complete and accurate copies of the Leases have been delivered to Assignee; (b) all rents and other amounts due to Assignor pursuant to the Leases have been paid for all periods through and including the Effective Date; (c) neither Assignor nor any tenant under any of the Leases is in default under or otherwise in breach of any of the terms and provisions set forth in any of the Leases; and (d) no action, suit or proceeding is pending or threatened before or by any judicial body or any governmental agency or authority against or affecting any of the Leases.

4.                                      Rent.  Assignor hereby sells, assigns, transfers and conveys to Assignee, free and clear of all liens, security interests, encumbrances, claims and restrictions of any nature, all of Assignor’s rights to collect rents or other payments due after the Effective Date under the Leases.

5.                                      Successors and Assigns.  This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

6.                                      Counterparts.  This Assignment may be executed in any number of counterparts, including facsimile or electronically scanned counterparts, each of which shall be deemed to be an original and all of which counterparts taken together shall constitute one agreement.

7.                                      Governing Law.  This Assignment shall be governed by the laws of the State of [    ].

[Signatures appear on following pages]

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment to be effective as of the Effective Date.

ASSIGNEE:		ASSIGNOR:

[ ], a [ ]		[ ], a [ ]

By:		By:
Name:	[ ]	Name:
Title:	[ ]	Title:
Date:	, 2015	Date:	, 2015

Exhibit A to Assignment and Assumption of Leases

Legal Description of the Property

[Attached]

Exhibit B to Assignment and Assumption of Leases

Rent Roll

[Attached]

Exhibit C to Assignment and Assumption of Leases

Other Leases

[      ]

EXHIBIT E

FORM OF GENERAL ASSIGNMENT

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made to be effective as of                 , 2015 (the “Effective Date”) by [    ], a [    ] (“Assignee”), and [    ],[    ] (“Assignor”).

RECITALS

A.                                    Assignor and Assignee entered into that certain Purchase and Sale Agreement dated as of                     , 2015 (the “Agreement”), respecting the sale of certain real property described on Exhibit A, attached hereto and made a part hereof (the “Property”).  All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Agreement.

B.                                    Assignor desires to sell, assign, transfer and convey to Assignee, and Assignee desires to acquire from Assignor, all of Assignor’s right, title and interest in and assume Assignor’s obligations under certain contracts and other documents relating to the Property, as more particularly set forth below, pursuant to the terms and conditions of this Assignment.

C.                                    Assignor and the Assignee now desire to execute and deliver this Assignment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the agreements and undertakings of Assignor and Assignee hereinafter set forth, Assignor and Assignee agree as follows:

1.                                      Assignment Grant.  Assignor hereby sells, assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in, to, and under the following items: (a) the contracts associated with the Property and listed on Exhibit B attached hereto and made a part hereof; (b) all licenses, permits and approvals necessary for the ownership or the operation of the Business or the Property; (c) all warranties and guarantees for the Property and tangible personal property; and (d) all tenant files (including correspondence in Assignor’s possession), electronic databases of tenants and history, studies, reports, data and records related to the ownership or operation of the Business or the Property, including client and customer lists, service and warranty records, and advertising materials (collectively, the “Transferred Property”).  Assignee hereby accepts and assumes all of Assignor’s right, title and interest in and to and assumes all of Assignor’s obligations and duties under the Transferred Property pursuant to the terms and conditions of this Assignment.

2.                                      Representations and Warranties of Assignor.  Assignor represents and warrants to Assignee that:  (a) Assignor owns all of the Transferred Property and has not sold, assigned, conveyed, pledged, encumbered, hypothecated or otherwise transferred any portion of such

Transferred Property or any interest therein to anyone; and (b) to the best of Assignor’s knowledge, Assignor’s interests therein are not subject to any lien, encumbrance, claim, set-off or deduction.

3.                                      Additional Instruments.  Assignor agrees that it will, upon request from Assignee, at any time from time to time after the date hereof and without further consideration, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, assignments, transfers, conveyances and assurances reasonably deemed by Assignee or its successors or assigns to be necessary or proper to better effect the sale, assignment, transfer, conveyance and delivery of ownership of the Transferred Property to Assignee.

4.                                      Indemnification.

(a)                                 Assignor hereby covenants and agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, causes of action, damages, losses, costs of attorneys’ fees suffered or incurred by Assignee relating to liabilities and obligations of Assignor under, in respect of or related to a material claim asserted by a third party against Assignee in connection with the Transferred Property, arising, accruing or occurring on or prior to the Effective Date.

(b)                                 Assignee hereby covenants and agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, causes of action, damages, losses, costs of attorneys’ fees suffered or incurred by Assignor relating to liabilities and obligations of Assignee under, in respect of or related to a material claim asserted by a third party against Assignor in connection with the Transferred Property, arising, accruing or occurring after the Effective Date.

5.                                      Successors and Assigns.  This Assignment shall inure to the benefit of Assignee and Assignee’s, legal representatives, successors and assigns, and this Assignment shall be binding upon Assignor and Assignor’s legal representatives, successors and assigns.

6.                                      Counterparts.  This Assignment may be executed in any number of counterparts, including facsimile or electronically scanned counterparts, each of which shall be deemed to be an original and all of which counterparts taken together shall constitute one agreement.

7.                                      Governing Law.  This Assignment shall be governed by the laws of the State of [    ].

[Signatures appear on following page]

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment to be effective as of the Effective Date.

ASSIGNEE:		ASSIGNOR:

[ ],		[ ], a [ ]
a [ ]
By:
By:		Name:
Name:	[ ]	Title:
Title:	[ ]	Date:	, 2015
Date:	, 2015

Exhibit A to General Assignment and Assumption Agreement

Legal Description of Property

[Attached]

Exhibit B to General Assignment and Assumption Agreement

Contracts

[      ]